Exhibit 99.1

Fibrocell Announces Pricing of $10.5 Million Underwritten Public Offering

EXTON, PA — December 7, 2017 — Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today announced the pricing of an underwritten public offering of 13,636,364 shares of its common stock (Common Stock) (or Common Stock equivalent) and common warrants to purchase up to an aggregate of 13,636,364 shares of Common Stock (the Offering). Each share of Common Stock (or Common Stock equivalent) is being sold together with a common warrant to purchase one share of Common Stock at a combined effective price to the public of $0.77 per share and accompanying common warrant.

H.C. Wainwright & Co., LLC is acting as the sole book-running manager for the Offering.

The common warrants will be exercisable immediately at an exercise price of $0.77 per share and will expire five years from the date of issuance. The shares of Common Stock (or Common Stock equivalent) and the accompanying common warrants can only be purchased together in this Offering but will be issued separately.  This Offering is expected to close on or about December 11, 2017, subject to customary closing conditions.

In addition, Fibrocell has granted the underwriter a 30-day option to purchase up to 2,045,454 additional shares of Common Stock at a purchase price of $0.76 per share and/or common warrants to purchase up to an aggregate of 2,045,454 shares of Common Stock at a purchase price of $0.01 per common warrant, less the underwriting discounts and commissions.

The gross proceeds of the Offering are expected to be approximately $10.5 million, prior to deducting underwriting discounts and commissions and estimated offering expenses.

Fibrocell intends to use the net proceeds from this Offering for the continued clinical and pre-clinical development of its product candidates, FCX-007 and FCX-013, for the research of potential product candidates under its 2015 Exclusive Channel Collaboration Agreement with Intrexon Corporation and for other general corporate purposes.

A registration statement on Form S-1 (File No. 333-221375) relating to these securities was declared effective by the U.S. Securities and Exchange Commission (SEC) on December 6, 2017. This Offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the Offering has been filed with the SEC. Copies of the preliminary prospectus and, when available, copies of the final prospectus relating to the Offering may be obtained for free by visiting the SEC’s website at www.sec.gov or from H.C. Wainwright & Co., LLC, 430 Park Avenue, 4th Floor, New York, New York 10022, by email at placements@hcwco.com or by telephone at 646-975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue.  Fibrocell’s most advanced product candidate, FCX-007, is the subject of a Phase 1/2 clinical trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of moderate to severe localized scleroderma. Fibrocell’s gene therapy portfolio is being developed in collaboration with Intrexon Corporation, a leader in synthetic biology.  For more information, visit www.fibrocell.com or follow Fibrocell on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo, and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates.  All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the expected timing of the closing of the Offering and Fibrocell’s expectations regarding the use of proceeds from the Offering. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed Offering, as well as the other risks discussed in the “Risk Factors” section of Fibrocell’s Registration Statement on Form S-1, as amended (File No. 333-221375), most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor & Media Relations Contact:

Karen Casey

484.713.6133

kcasey@fibrocell.com